October 10, 2019

Glenn Schiffman
Chief Financial Officer
IAC/INTERACTIVECORP
555 West 18th Street
New York, New York 10011

       Re: IAC/INTERACTIVECORP
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed March 1, 2019
           File No. 0-20570

Dear Mr. Schiffman:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services